SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ /  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                         ROFIN-SINAR TECHNOLOGIES INC.
           --------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


           --------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transactions applies:

          -------------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------
      4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------------
      5)   Total fee paid:

          -------------------------------------------------------------------


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:
                                   ------------------------------------------
       2)   Form Schedule or Registration Statement No.:
                                                        ---------------------
       3)   Filing Party:
                         ----------------------------------------------------
       4)   Date Filed:
                       ------------------------------------------------------

PETER WIRTH
      Chairman of the Board,
      President and
      Chief Executive Officer                    January 29, 2001


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders that will be held on Thursday, March 22, 2001, at 10:00 a.m., local time, at the Fiesta Inn, 2100 South Priest Drive, Tempe, AZ 85282.

The enclosed notice and proxy statement contain details concerning the business to be acted upon at the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of two directors to serve until the 2004 Annual Meeting of Stockholders and for the ratification of KPMG LLP as independent public auditors of the Company. Please sign and return your proxy card in the enclosed postage-paid envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

To help us plan for the meeting, please mark the appropriate box on the accompanying proxy card telling us if you will be attending.

                                                Sincerely,


                                                /s/  Peter Wirth
                                                 --------------------
                                                Peter Wirth

                            [ROFIN-SINAR TECHNOLOGIES LOGO]





                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



TO THE STOCKHOLDERS
OF ROFIN-SINAR TECHNOLOGIES INC.


The Annual Meeting of Stockholders of Rofin-Sinar Technologies, Inc. will be held at Fiesta Inn, 2100 South Priest Drive, Tempe, AZ 85282, on Thursday, March 22, 2001, at 10:00 a.m., local time, for the following purposes:

     1. To elect two Class II directors to serve for a three-year term until the 2004 Annual Meeting of Stockholders;

     2. To appoint KPMG LLP as independent auditors for the Company for the fiscal year ended September 30, 2001; and

     3 To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders of record at the close of business on January 26, 2001 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

                                   By Order of the Board of Directors

                                     /S/  Cindy Denis
                                    ----------------------------
                                    Cindy Denis
                                    Secretary

Plymouth, Michigan
January 29, 2001



EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                        ROFIN-SINAR TECHNOLOGIES INC.
                            45701 MAST STREET
                        PLYMOUTH, MICHIGAN  48170

                  --------------------------------------
                             PROXY STATEMENT
                  --------------------------------------

                    FOR ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MARCH 22, 2001
                  --------------------------------------


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rofin-Sinar Technologies Inc., a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at Fiesta Inn, 2100 South Priest Drive, Tempe, AZ 85282, on March 22, 2001 at 10:00 a.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to the stockholders is January 29, 2001.

Only holders of record of shares of Common Stock of the Company at the close of business on January 26, 2001 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournments thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. The presence, either in person or by properly executed proxy, of the owners of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. As of the close of business on the Record Date, there were 11,542,700 shares of Common Stock of the Company outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Cindy Denis) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Stockholders voting by proxy for the election of directors nominated to serve until the 2004 Annual Meeting may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees for director and FOR the proposal to ratify the appointment of auditors. Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the vote.

The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are presented at the Annual Meeting, the persons named in the proxy card will vote in accordance with their judgment.

This solicitation is being made by the Board of Directors of the Company and its cost (including preparing and mailing of the notice, this Proxy Statement and the form of proxy) will be paid by the Company. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy material to their principals and will reimburse them for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the Annual Meeting, the Company intends to utilize the services of a proxy solicitor as well as the services of officers and regular employees of the Company to solicit the return of proxies by mail, telephone, telegram, telex and personal interview. No compensation in addition to regular salary and benefits will be paid to any officer or regular employee for such solicitation.

                                  PROPOSAL ONE:
                             ELECTION OF DIRECTORS

Board of Directors

The Board of Directors of the Company is divided into three classes, each class serving for a period of three years. Under the By-Laws of the Company the number of directors of the Company has been set at six at the time the Company conducted its initial public offering.

In October 2000, by resolution duly passed by the Board of Directors, the number of directors was increased to seven and the vacancy created was filled by appointing Carl F. Baasel as an additional Class II director. Of the Class II directors whose terms will expire at the Annual Meeting, Carl F. Baasel and Gary K. Willis, have been nominated by the Board of Directors to stand for re-election as Class II directors to hold office until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors knows of no reason why either nominee will be unable or unwilling to serve as a nominee or director if elected.

The third Class II director, Hinrich Martinen, will resign as member of the Board of Directors effective as of the Annual Meeting 2001. By resolution to be passed by the Board of Directors prior to the Annual Meeting 2001, the number of directors will, effective as of Annual Meeting 2001, be decreased from seven to six.

Certain information about Mr. Carl F. Baasel and Gary K. Willis, the Board's Class II director nominees, is furnished below:

      Carl F. Baasel was Founder and General Manager of Baasel Lasertech since 1975. He became a member of the Company's Board of Directors in October 2000, shortly after the Company acquired a majority share of Baasel Lasertech. Mr. Baasel is currently Managing Director of Carl Baasel Lasertechnik GmbH, a majority owned subsidiary of the Company. Mr. Baasel holds a Masters Degree in Physics from the Technical University of Munich.

      Gary K. Willis has been a member of the Company's Board of Directors since September 1996. Mr. Willis recently retired from Zygo Corporation, where since November 1998, he had been Chairman of the Board of Directors. Mr. Willis had also served as director of Zygo Corporation since February 1992 and as President (1992-1999) and Chief Executive Officer (1993-1999) of that Corporation. Prior to joining Zygo, he was the Chairman, President and Chief Executive Officer of The Foxboro Company. Mr. Willis is also a Director of Hpower Corporation and Middlesex Health Services, Inc. Mr. Willis has a BS in mechanical engineering from Worcester Polytechnical Institute.

The two nominees receiving the highest number of affirmative votes will be elected as Class II directors of the Company.

Recommendation of the Board of Directors Concerning the Election of Directors

The Board of Directors of the Company recommends a vote FOR Carl F. Baasel and Gary K. Willis as Class II directors to hold office until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice in their proxy.






             NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
        FOR A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING:


            Name                  Age             Director Since
       --------------------      -----           ----------------

        Carl F. Baasel            59                   2000
        Gary K. Willis (A)        55                   1996



            DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING:


            Name                  Age             Director Since
       --------------------      -----           ----------------

        Gunther Braun             43                   1996
        Ralph E. Reins (A) (B)    60                   1996



              DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING:


            Name                  Age             Director Since
       --------------------      -----           ----------------

        Peter Wirth               54                   1996
        William R. Hoover (A) (B) 71                   1996




________________________________________
(A) Member of the Audit Committee
(B) Member of the Compensation Committee

                   DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the directors and executive officers.

Name                      Age        Title
 -------------------     -----      ---------------------------------------
Peter Wirth               54         Chairman of the Board of Directors,
                                     Chief Executive Officer and President

Hinrich Martinen          58         Executive Vice President, Research and
                                     Development Operations, Chief Technical
                                     Officer and Director

Gunther Braun             43         Executive Vice President, Finance and
                                     Administration, Chief Financial Officer,
                                     Treasurer and Director

Walter Volkmar            57         General Manager, Rofin-Sinar Laser GmbH
                                     ("RSL")Marking Division

Louis Molnar              47         President, Rofin-Sinar Inc. ("RSI")

Carl F. Baasel            59         Director and Managing Director of Carl
                                     Baasel Lasertechnik GmbH

William R. Hoover         71         Director

Ralph E. Reins            60         Director

Gary K. Willis            55         Director



Business Experience

Peter Wirth is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. He has also served as the General Manager of RSL since October 1994. From 1991 until October 1994, Dr. Wirth was President of RSI. He joined RSL in 1979 as Sales Manager for Industrial Lasers, and became Director, Sales and Marketing in 1983. He holds a Master's Degree and a Ph.D in Physics from the Technical University in Munich, Germany.

Hinrich Martinen is Executive Vice President, Research and Development / Operations and Chief Technical Officer, as well as a member of the Board of Directors of the Company. He has held a number of senior R&D management positions since joining RSL in 1981 and is currently the Technical Director of RSL. Mr. Martinen holds a Master's Degree in Physics from the University of Hamburg, Germany.

Gunther Braun has been Executive Vice President, Finance and Administration, Chief Financial Officer and Treasurer, as well as a member of its Board of Directors, since September 1996. Since 1994, he has also been the Financial Director for RSL. He joined RSL in 1989 when RSL acquired the Laser Optronics marking division of Coherent General Inc. Mr. Braun holds a Business Administration Degree from the Fachhochschule in Regensburg, Germany.

Walter Volkmar has been the Manager of the Marking Division of RSL since 1994. He joined RSL in 1989 when RSL acquired the Laser Optronics marking division of Coherent General Inc. Dr. Volkmar holds Master's Degrees in Mechanical Engineering and Business Administration from the Technical University in Darmstadt, and a Ph.D. in Economics and Trade from the University of Parma in Italy.

Carl F. Baasel was Founder and General Manager of Baasel Lasertech since 1975. He became a member of the Company's Board of Directors in October 2000, shortly after the Company acquired a majority share of Baasel Lasertech. Mr. Baasel is currently Managing Director of Carl Baasel Lasertechnik GmbH, a majority owned subsidiary of the Company. Mr. Baasel holds a Masters Degree in Physics from the Technical University of Munich.

Louis Molnar has been President of RSI since August 2000. Mr. Molnar served as President and COO of GALCO Industrial Electronics, a company offering electrical and electronic control products, from July 1997 to August 2000. Prior to this, Mr. Molnar served as Director for FANUC Robotics, where he was responsible for the entire business infrastructure and operations, as well as all engineering functions for the Automotive Components and General Industries markets. Mr. Molnar holds a BS in Electrical Engineering from Oakland University and a Master's Degree in Business Administration, with a Minor in Marketing, from Michigan State University.

William R. Hoover has been a member of the Company's Board of Directors since September 1996. He is the Chairman of the Executive Committee of Computer Sciences Corporation, a provider of information technology consulting, systems integration and outsourcing to industry and government, and Chairman of the Board of that company from November 1972 to March 1997. He has been a consultant to that company since March 1995; prior to that, he was its President from November 1969 to March 1995 and its Chief Executive Officer from November 1972 until March 1995. Mr. Hoover serves as Director on the Boards of Computer Sciences Corporation, Merrill Lynch & Co., and Storage Technology Corp.

Ralph E. Reins has been a member of the Company's Board of Directors since September 1996. He is the Chairman and Chief Executive Officer of Qualitor Inc. Mr. Reins served as President and Chief Executive Officer of AP Parts International, Inc. from 1995 to 1997, as President and Chief Executive Officer of Envirotest Systems Corp. in 1995, as President of Allied Signal Automotive from 1991 through 1994 and as President of United Technologies Automotive from 1990 to 1991. Prior to that, he was Chairman, Chief Executive Officer, President and Chief Operating Officer of Mack Truck from 1989 to 1990 and President and Chief Executive Officer of ITT Automotive from 1985 to 1989. Mr. Reins is a director of Wierton Steel Corporation and a member of the Society of Automotive Engineers.

Gary K. Willis has been a member of the Company's Board of Directors since September 1996. Mr. Willis recently retired from Zygo Corporation, where since November 1998, he had been Chairman of the Board of Directors. Mr. Willis had also served as director of Zygo Corporation since February 1992 and as President (1992-1999) and Chief Executive Officer (1993-1999) of that Corporation. Prior to joining Zygo, he was the Chairman, President and Chief Executive Officer of The Foxboro Company. Mr. Willis is also a Director of Hpower Corporation and Middlesex Health Services, Inc. Mr. Willis has a BS in mechanical engineering from Worcester Polytechnical Institute.


Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.


Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent shareholders are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms, the absence of a Form 3, Form 4 or Form 5 or written representations that no Form 4's or 5's were required, the Company believes that, with respect to the fiscal year ended September 30, 2000, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for the filing of a Form 3 and Form 5 for Louis Molnar, which were filed approximately one month and two months late, respectively.

                       COMMITTEES OF THE BOARD OF DIRECTORS;
                      MEETINGS AND COMPENSATION OF DIRECTORS

In fiscal 2000 four regular meetings of the Board of Directors were held. The Board has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee. The responsibilities of the Audit Committee are to recommend to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, review the proposed scope of such audit and approve the audit fees to be paid, review the adequacy and effectiveness of the accounting and internal financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and review and approve transactions between the Company and its directors, officers and affiliates. The Board of Directors has adopted a written Charter for the Audit Committee which is attached as Appendix A hereto. During fiscal year 2000, the members of the Audit Committee were Mr. Reins and Mr. Willis. In November 2000, Mr. Hoover was also elected to the Audit Committee and was appointed Chairman of the Committee. Mr. Reins, Mr. Willis and Mr. Hoover are independent directors within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers' ("NASD") Marketplace Rules. In fiscal 2000 one meeting of the Audit Committee was held.

The Compensation Committee. The responsibilities of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate financial and strategic objectives. The responsibilities of the Compensation Committee also include administering the Equity Incentive Plan and the Annual Incentive Plan (both of which are described below), including selecting the officers and salaried employees to whom awards will be granted and making such awards. The members of the Compensation Committee are Mr. Hoover and Mr. Reins. Neither Mr. Hoover or Mr. Reins are employees of the Company. In fiscal 2000 two meetings of the Compensation Committee were held.

Compensation of Directors. Directors who are not employees of the Company are entitled to an annual cash retainer fee of $15,000 plus an honorarium of $1,000 and $500 for each board meeting and committee meeting, respectively, which they attend. Furthermore, directors are reimbursed for reasonable travel expenses incurred in connection with their duties as directors of the Company. In addition, in 1997 the Company adopted a non-employee director stock plan (the "Directors' Plan") which authorizes 100,000 shares of Common Stock for issuance pursuant to stock awards and restricted stock awards to non-employee directors. Under the Directors' Plan, each non-employee director who is first elected or appointed to the Board of Directors prior to age 65 will receive an initial grant of 1,500 shares of Common Stock and an annual grant of 1,500 shares of Common Stock, which vest immediately, in each subsequent year in which he or she serves on the board. Each non-employee director who is first appointed or elected to the Board of Directors after attaining age 65 will receive upon his or her initial appointment or election a one-time grant of 7,500 shares of restricted stock which will vest in five equal installments on the date of grant and each of the following four anniversaries thereof.

                        REPORT OF AUDIT COMMITTEE

December 20, 2000

To the Board of Directors

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended September 30, 2000.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2000.


/S/  William R. Hoover
----------------------------
Mr. William R. Hoover
Audit Committee Chairman



/S/  Ralph E. Reins
----------------------------
Mr. Ralph E. Reins
Audit Committee Member



/S/  Gary K. Willis
----------------------------
Mr. Gary K. Willis
Audit Committee Member

               OWNERSHIP OF COMMON STOCK BY MANAGEMENT

The following table sets forth information as of January 1, 2001, with respect to beneficial ownership of the Company's Common Stock by each director, each of the executive officers named in the Summary Compensation Table below, and the directors and executive officers of the Company as a group. To the Company's knowledge, each of the directors and executive officers has sole voting and investment power with respect to the shares he owns.

                              Number of Shares of
                                 Common Stock
        Name                Beneficially Owned (1)     Percentage of Class
 --------------------     ------------------------    ---------------------

      Peter Wirth                    66,900                    *
      Hinrich Martinen               45,800                    *
      Gunther Braun                  46,800                    *
      Walter Volkmar                 51,500                    *
      William R. Hoover              37,500                    *
      Ralph E. Reins                 12,500                    *
      Gary K. Willis                 11,000                    *
      All directors and
         Executive officers
         as a group (8 persons)     272,000                    2%

 ----------------------------
* Less than one (1) percent of class.

(1) The amounts listed include the following shares of Common Stock that may be acquired within 60 days of January 1, 2001 through the exercise of stock options: Dr. Wirth, 63,600; Mr. Martinen, 43,800; Mr. Braun, 40,800; and Dr. Volkmar, 40,000.




                         PRINCIPAL STOCKHOLDERS

                          Beneficial Ownership

The following table sets forth information as to the only persons known to the Company to be the beneficial owner of more than five (5) percent of the Company's common stock:

    Name and address of      Amount and Nature
     Beneficial Owner     of Beneficial Ownership     Percentage of Class
   ---------------------  -----------------------     -------------------

          None

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hoover and Mr. Reins are the members of the Compensation Committee of the Board of Directors of the Company, neither of whom is an officer of the Company. There are no compensation committee interlocks involving executive officers of the Company.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report on Executive Officer Compensation

The Compensation Committee consists solely of non-management directors. The current members of the Compensation Committee are Messrs. Hoover and Reins.

Policies, Goals and Responsibilities

The Compensation Committee is responsible for oversight and administration of executive compensation. The philosophy of the Compensation Committee is to establish an executive compensation program that will allow the Company to achieve the following objectives:

      -     Attract, retain and motivate key executives of the Company.

      - Tie executive pay to shareholder value creation through the use of equity-based incentives.

      - Link pay to performance by making individual compensation directly dependent upon the achievement of certain predetermined performance goals.

The Company's executive compensation programs are designed to meet three fundamental objectives: (i) to set compensation at levels sufficient to attract and retain a diverse mix of experienced, highly competent executives;
(ii) to provide incentives to improve the Company's financial performance and performance against strategic and operational goals; and (iii) to evaluate, reinforce and reward individual achievement of business objectives with pay that fluctuates with performance.

The salary and incentive compensation programs for the Company's executive officers were established based on advice from independent consultants by reference to a survey group of companies with sales of less than $500 million per year. The use of independent consultants has provided additional assurance that the Company's compensation programs are appropriately aligned with its objectives, and that, based upon survey data, executive compensation levels are appropriately aligned with the compensation levels of persons in similar positions at comparable companies, taking into account, in certain instances, differences between U.S. and German compensation practices.

Components of Compensation

Base Salaries. In fiscal year 2000, executive officers' base salaries have increased compared to their base salaries in fiscal year 1999, between 5 and 10% on average, and are enumerated in the summary compensation table below. The Compensation Committee reviews executive officer base salaries on an annual basis and determines those base salaries by an evaluation of factors which may include individual performance and comparisons with salaries paid at comparable companies in the Company's industry.

Annual Incentives. The Annual Incentive Plan was established in 1996 and provides that key employees, including executive officers, are eligible to participate at the discretion of the Compensation Committee. The maximum bonus each participant may receive under the Annual Incentive Plan is expressed as a percentage of salary, with percentages varying among participants based upon their positions at the Company. Bonus opportunities with respect to fiscal year 2000 were based upon the degree to which the Company (or, with respect to middle management, the applicable business unit or division of the Company) achieved certain preset performance goals related to net sales, order entry, operating profits and after-tax profits. The Compensation Committee anticipates that, in the future, survey data and comparisons to peer companies will continue to be considered in determining performance criteria and bonus levels.

In fiscal year 2000, the Company did achieve the preset performance goals under the Annual Incentive Plan and the Company's executive officers were awarded the bonuses outlined in the summary compensation table.

Long-Term Incentives. In 1996, the Company adopted an Equity Incentive Plan, which provides for grants of stock options, restricted stock and performance shares to officers and other key employees of the Company.

In fiscal 2000, the Company granted 50,000 stock options to Peter Wirth; 5,000 stock options to Hinrich Martinen; 20,000 stock options to Gunther Braun; and 20,000 stock options to Walter Volkmar.

The Compensation Committee believes that stock options are an important part of incentive compensation because stock options only have value if the Company's stock price increases over time. Thus, the Compensation Committee anticipates that additional option grants will be made to the executive officers and other key employees of the Company from time to time to reflect their ongoing contributions to the Company, to provide additional incentives and to take into account practices at competitive companies.

Compensation of the Chairman of the Board and Chief Executive Officer

The Company and Mr. Wirth are parties to an employment agreement providing for a minimum base annual salary, subject to periodic adjustment, of DM 425,000 (which equated to $208,650 in fiscal year 2000 based on a weighted average currency exchange rate of US $1.00 = DM 2.0369) and the payment of an annual incentive bonus based upon the Company's attainment of pre-determined
performance goals.   Mr. Wirth's salary in fiscal year 2000 was increased
from his salary in fiscal year 1999 by approximately 10%, in DMs. The Compensation Committee determined Mr. Wirth's annual incentive bonus for fiscal year 2000 based upon the Company's attainment of a predetermined performance goal related to after-tax profit. In fiscal year 2000, the Company did achieve the pre-determined performance goal and, thus, Mr. Wirth received an annual incentive bonus, as outlined in the summary compensation table.

In fiscal year 2000, 50,000 stock options were granted to Mr. Wirth under the Equity Incentive Plan.


Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid for a particular year to the chief executive officer and to each of the four highest-paid executive officers who are employed as executive officers on the last day of such year (the "Named Executive Officers"). The Compensation Committee intends to comply with
Section 162(m) (and the regulations thereunder) to preserve the deductibility of performance based compensation paid to any Named Executive Officer. If compliance with Section 162(m) (and the regulations thereunder) conflicts with the compensation philosophy or is determined not to be in the best interests of shareholders, the Compensation Committee will abide by the compensation philosophy, regardless of the tax impact of such actions.


                                       COMPENSATION COMMITTEE

                                       William R. Hoover
                                       Ralph E. Reins

Executive Compensation

The following table presents certain summary information concerning compensation paid for services to the Company during fiscal 2000, 1999 and 1998 to the Named Executive Officers of the Company.


                     SUMMARY COMPENSATION TABLE
                                                      Long-Term
                                                     Compensation
                                                     ------------
                                                      Securities    All Other
Name and	                                              Underlying    Compens-
Principal Position    Year    Salary($)  (1)	Bonus($) (2)	Options(#)  ation ($)
------------------    ----   ----------  -----------  ----------   ---------
 Peter Wirth          2000	   $ 194,644  	   $ 93,893       50,000          --
   Chairman, Chief    1999	   $ 215,788           --           --          --
   Executive Officer  1998   $ 215,825           --           --          --
   and President

 Hinrich Martinen     2000   $ 163,210     	$ 63,214        5,000          --
   Executive Vice     1999   $ 186,933           --           --          --
   President Research 1998   $ 186,965           --           --          --
   & Development, and
   Chief Technical
   Officer

 Gunther Braun        2000    $ 131,619    $ 54,986       20,000          --
   Executive Vice     1999    $ 135,238          --           --          --
   President Finance  1998    $ 135,261          --           --          --
   And Administration
   and Chief Financial
   Officer

 Walter Volkmar       2000    $ 118,742     $ 41,313       	20,000         --
   General Manager,   1999    $ 124,407     	$  4,865       10,000         --
   RSL Marking        1998    $ 121,549     $ 19,464           --         --
   Division

 Curtis Nichols       2000    $ 142,724           --     30,000(4)$104,890(3)
   President, RSI

-------------------
(1) Amounts paid in German marks have been translated into U.S. dollars at the weighted average exchange rate for the relevant fiscal year (for fiscal year ended September 30, 1998: US$1.00 : DM 1.7802; for fiscal year ended September 30, 1999: US$1.00 : DM 1.7805; and for fiscal year ended September 30, 2000: US$1.00 : DM 2.0369).

(2) Bonus' are reflected on the accrual method of accounting, consistent with the presentation in audited financial statements. Fiscal year 2000 bonuses were paid in November 2000.

(3) Pursuant to an agreement between the Company and Mr. Nichols, Mr. Nichols' employment with the Company terminated effective July 12, 2000. Mr. Nichols received $99,842 in severance payments during fiscal 2000 as part of this agreement. In addition $5,048 of matching contributions were made by RSI on behalf of Mr. Nichols in accordance with the Rofin-Sinar, Inc. 401(k) Plan in which Mr. Nichols, and other RSI employees participated.

(4) These options terminated pursuant to Mr. Nichols' termination of employment.


The following table presents information concerning grants of stock options during fiscal 2000 to each of the Named Executive Officers.



        INDIVIDUAL OPTION GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 2000


                                                              Potential
            Number of  % of Total                         Realizable Value at
            Securities   Options                         Assumed Annual Rates
            Underlying  Granted to                           of Stock Price
             Options    Employees    Exercise                Appreciation for
            Granted(#)  in Fiscal   Price($/Sh)  Expiration    Option Term(3)
Name          (1)         Year         (2)           Date     5%($)    10%($)
----------  ---------- ---------- ------------  ----------  -------- --------
Peter
  Wirth       50,000     23.70%     $ 7.375      11/01/09  $231,905  $587,693

Hinrich
  Martinen     5,000      2.37%     $ 7.375      11/01/09  $ 23,190  $ 58,769

Gunther
  Braun       20,000      9.48%     $ 7.375      11/01/09  $ 92,762  $235,077

Walter
  Volkmar     20,000      9.48%     $ 7.375      11/01/09  $ 92,762  $235,077

Curtis
  Nichols(4)  30,000     14.22%      $7.375      11/01/09  $139,143  $352,616

------------
(1) All option grants to the Named Executive Officers were made pursuant to the Equity Incentive Plan and have a ten-year term.

(2) All options were granted to the Named Executive Officers at an exercise price equal to the fair market value of the underlying stock on the date of grant. All options will vest and become exercisable in equal installments on each of the first five anniversaries of the date of grant. Pursuant to the terms of the awards, all options will, subject to the discretion of the Compensation Committee, become fully exercisable upon the occurrence of a change in control as defined in the Equity Incentive Plan.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent assumed rates of appreciation only, based on SEC rules, and do not represent the Company's estimate or projection of the Company's stock price in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of Common Stock and the continued employment of the option holders through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(4) These options terminated pursuant to Mr. Nichols' termination of employment.

                 AGGREGATED OPTION EXERCISES IN FY 2000
                   AND FY 2000 YEAR-END OPTION VALUES

                                                                  Value of
                                            Number of           Unexercised
                                           Unexercised          In-The-Money
                                            Options at           Options at
                    Shares                   FY-End (#)           FY-End ($)
                 Acquired on    Value      Exercisable/        Exercisable /
 Name              Exercise (#)	Realized  ($)	Unexercisable    Unexercisable(1)
--------------   ----------- ----------  ----------------   -----------------
 Peter Wirth           --         --       63,600/78,400	     $4,200/$113,550
 Hinrich Martinen      --         --       43,800/22,200	     $3,600/$12,150
 Gunther Braun         --         --       40,800/35,200     $3,600/$45,900
 Walter Volkmar        --         --       38,000/42,000     	$3,500/$47,750
 Curtis Nichols        --         --           0/0               $0/$0

-------------
(1) Based on the closing price of Common Stock, as reported on the NASDAQ National Market, at September 30, 2000, which was $9-5/8 per share.

Pension Plans

RSL Pension Plan

Messrs. Wirth, Martinen, Braun and Volkmar participate in the Rofin-Sinar Laser GmbH Pension Plan (the "RSL Pension Plan") for RSL executives, an unfunded plan in accordance with the typical practices of German companies. The RSL Pension Plan provides pensions to participants who (i) retire on or after age 60 or terminate employment due to a permanent disability and (ii) have served at least ten years with RSL at the time of separation.

The annual benefits payable under the RSL Pension Plan, which commence at the statutory retirement age of 65 (according to German law), are based upon the age at which the participant leaves RSL. Book reserves are kept to record benefits accruals under the RSL Pension Plan. Messrs. Wirth, Martinen, Braun and Volkmar joined or were deemed to have joined (as applicable), the RSL Pension Plan on July 1, 1979, October 1, 1981, November 1, 1984 and March 1, 1985, respectively. Assuming retirement at or after age 60, Messrs. Wirth, Martinen, Braun and Volkmar would receive a monthly pension benefit of $2,155, $2,082, $1,456 and $1,131, respectively (at the German mark/U.S. dollar exchange rate in effect on December 31, 2000).

Rofin-Sinar Inc. Pension Plan

In 1996 RSI adopted a defined benefit plan for its employees known as the Rofin-Sinar Inc. Pension Plan (the "RSI Plan"). Under the RSI Plan, employees receive annual pension benefits equal to the product of (i) the sum of 1.125% of the first $12,000 of average final compensation and 1.5% of "average final compensation" in excess of that amount, and (ii) the number of years of service in which the employee was employed by a participating employer. Average final compensation is based upon the period of four consecutive plan years out of the last ten full plan years preceding the employee's retirement which produces the highest amount.

There are currently no Named Executive Officers who currently participating in the RSI Plan.

Employment Agreements and Termination of Employment Arrangements

Employment Agreements with Named Executive Officers

In September 1996 the Company and RSL entered into employment agreements with Messrs. Wirth, Martinen and Braun (collectively, the "Employment Agreements"), under which the executives have retained the job titles specified in their prior employment agreements, and are entitled to a base compensation, adjusted by the Compensation Committee, of not less than DM 425,000, DM 319,500 and DM 280,000, respectively ($208,650, $156,856 and
$137,464, respectively, at an exchange rate of DM 2.0369 per $1.00) plus a yearly discretionary bonus determined by the Compensation Committee. Each Employment Agreement has an indefinite term, subject to earlier termination by either the Company and RSL or the executive upon two years' prior written notice, which notice may not be given by either the Company and RSL or the executive prior to the second anniversary of the Employment Agreements. In accordance with the Employment Agreements, each executive has agreed (i) not to disclose or exploit any of the Company's Confidential Information (as defined therein), (ii) to assign to the Company all inventions or improvements made by the executive in the course of his employment with the Company, and (iii) not to compete with the Company for a six month period after the completion of his term of employment with the Company. During the six month non-competition period, the executive is entitled under German law to receive half of his monthly salary.

Termination Agreement with Mr. Nichols

In July 2000 the Company entered into a termination agreement with Curtis Nichols, under which he was entitled to receive his base compensation through December 2000 and continuation of his medical benefits through November 2000. Upon execution of this termination agreement, the stock options that were awarded to Mr. Nichols were immediately forfeited. Finally, Mr. Nichols signed, and remains bound by, an employee patent and secrecy agreement, which was executed upon his commencing employment with the Company in June 1999.


Stock Performance Graph

The following graph presents the one-year total return for Rofin-Sinar Technologies Inc. Common Stock compared with the NASDAQ Stock Market Index and the S&P Technology Sector Index. Rofin-Sinar selected these comparative groups due to industry similarities and the fact that they contain several direct competitors.

The graph assumes that the value of the investment in Rofin-Sinar Technologies Inc. Common Stock, the NASDAQ Stock Market Index, and the S&P Technology Sector Index each was $100 on September 26, 1996 (for Rofin-Sinar Technologies Inc. Common Stock) and August 31, 1996, (the most current published date preceding the date of the Company's initial public offering, for the NASDAQ Stock Market index and the S&P Technology Sector index), and that all dividends were reinvested. The S&P Technology Sector Index is weighted by market capitalization.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 Quarter        Rofin-Sinar            NASDAQ Stock       S&P Technology
   End       Technologies Inc.         Market Index        Sector Index
 -------     ----------------          ------------       --------------
 8/31/96                                    100                 100
 9/26/96           100
 9/30/96           114                      108                 111
 12/31/96          124                      113                 126
 3/31/97           154                      107                 127
 6/30/97           201                      126                 154
 9/30/97           176                      148                 181
 12/31/97          128                      139                 159
 3/31/98           203                      162                 191
 6/30/98           187                      167                 207
 9/30/98            99                      150                 204
 12/31/98           99                      195                 274
 3/31/99            71                      218                 307
 6/30/99            82                      239                 342
 9/30/99            67                      244                 357
 12/31/99           75                      362                 480
 3/31/00           126                      407                 543
 6/30/00           132                      354                 494
 9/30/00           105                      326                 427

                                  PROPOSAL TWO:
                        INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors recommends the appointment of KPMG LLP, Independent Auditors for the Company since fiscal year 1994, to serve in the same capacity for the fiscal year ending September 30, 2001, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of KPMG LLP. Unless otherwise instructed, the proxy holder will vote the proxies received for the ratification of KPMG LLP as the independent auditors for fiscal 2001.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

A representative of KPMG LLP will not be present at the meeting; however, the Company's Independent Auditors will be available via telephone conferencing to respond to appropriate questions.


Recommendation of the Board of Directors Concerning the Election of Independent Public Accountants

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as the Company's independent auditor for the current fiscal year.

                          EXPENSES OF SOLICITATION

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will request brokerage houses, custodians, fiduciaries and nominees to forward proxy materials to their principals and will reimburse them for their reasonable expenses in doing so. The Company expects to retain assistance in proxy solicitation, the expenses for which are not expected to exceed $30,000. Solicitation may also be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

The Bank of New York, the Company's transfer agent and registrar, will receive and tabulate proxies.



                     STOCKHOLDERS' PROPOSALS

Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Company on or before Friday, September 28, 2001, to be eligible for inclusion in the Company's proxy statement and proxy relating to that meeting. Proposals should be addressed to Cindy Denis, Secretary, Rofin-Sinar Technologies Inc., 45701 Mast Street, Plymouth, Michigan 48170.

Under the Company's Certificate of Incorporation and By-Laws, stockholders desiring to nominate persons for election as directors or bring other business before the annual meeting must deliver or mail a notice to the Secretary that must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs. Stockholders' notices must contain the specific information set forth in the Certificate of Incorporation and the By-Laws. Stockholders will be furnished a copy of the Company's Certificate of Incorporation and By-Laws without charge upon written request to the Secretary of the Company.

                              OTHER INFORMATION

The Company knows of no other matters which will be presented for consideration at the Annual Meeting. If any other matters or proposals properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve, and voting on proposals omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

The Annual Report to Stockholders of the Company for the fiscal year ended September 30, 2000, which includes financial statements, is enclosed. The Annual Report does not form any part of the material for the solicitation of proxies.

Any stockholder who desires a copy of the Company's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission may obtain a copy (excluding exhibits) without charge by addressing a written request to the Secretary, Rofin-Sinar Technologies Inc., 45701 Mast Street, Plymouth, Michigan 48170.

                                      By Order of the Board of Directors


                                      /S/ Peter Wirth
                                      ---------------------------
                                      Peter Wirth
                                      Chairman of the Board,
                                      President and
                                      Chief Executive Officer


Plymouth, Michigan
January 29, 2001

                    ROFIN-SINAR TECHNOLOGIES INC.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Peter Wirth and Cindy Denis as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Common Shares of Rofin-Sinar Technologies Inc. which the undersigned is entitled to vote at the Annual Meeting to be held on March 22, 2001 or any adjournment thereof.

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR proposals 1 and 2.


1.  Election of Directors:
    For Election to Term Expiring in 2004:  Carl F. Baasel and Gary K. Willis

    / / For         / / Withheld        / / Exceptions *


    * Exceptions
                 -----------------------

    To vote your shares for all Director nominees, mark the "For" box on item 1.  To withhold voting for all nominees, mark the "Withheld" box.
    If you do not wish your shares voted "For" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided.


2. Proposal to ratify the appointment of KPMG LLP as the Company's independent accountants for the fiscal year ending September 30, 2001.

    / / For         / / Against         / / Abstain


3. In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

                                                                 Appendix A
                    ROFIN- SINAR TECHNOLOGIES INC.
            AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee is to assist the Board of Directors of the Company in fulfilling its responsibilities to oversee the Company's financial reporting process, including monitoring the integrity of the Company's financial statements and the independence and performance of the Company's internal and external auditors.

It is the responsibility of executive management of the Company to prepare financial statements in accordance with generally accepted accounting principles and of the Company's independent auditors to audit those financial statements. The Audit Committee's responsibility is one of oversight and in carrying out its responsibility, the Audit Committee is not providing any expert or other special assurance as to the Company's financial statements.

Membership Requirements

The Audit Committee shall be comprised of that number of directors as the Board of Directors shall determine from time to time, such numbers not to be less than three (3) in accordance with the Resolution by the Board of Directors, each of which Directors shall meet all applicable requirements of the Audit Committee Policy of the NASDAQ with respect to independence, financial literacy, accounting or related financial expertise, and any other matters required by the Exchange. The members of the Audit Committee, including the Chair thereof, shall be appointed annually by the Board of Directors.

Authority

In discharging its oversight responsibilities, the Audit Committee shall have unrestricted access to the Company's management, books and records and the authority to retain outside counsel, accountants or other consultants at the Audit Committee's sole discretion.

Responsibilities

The following are the general responsibilities of the Audit Committee and are set forth only for its guidance. The Audit Committee may diverge from these responsibilities and may assume such other responsibilities, as it deems necessary or appropriate in carrying out its oversight functions. The Audit Committee shall:

   - propose to the Board of Directors annually the appointment of the independent auditors who shall be accountable to the Board of Directors and the Audit Committee;

   - determine whether to recommend to the Board of Directors that the Company's financial statements be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission. To carry out this responsibility, the Audit Committee shall:

      - review and discuss the audited financial statements with management and the independent auditors;

      - discuss with the independent auditors the matters required by Statement on Auditing Standards No. 61;

      - review and discuss with the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence and, where appropriate, recommend that the Board of Directors take appropriate action in response to the disclosures to satisfy itself of the independence of the Company's independent auditors; and

      - based upon the reviews and discussions, issue its report for inclusion in the Company's proxy statement;

   - review and discuss with management the Company's interim financial statements to be included in the Company's quarterly reports to be filed with the Securities and Exchange Commission;

   - oversee the functioning of the Internal Audit Review, including its organization, its charter, staffing, budget and work plans and review periodic reports prepared by such organization;

   - meet privately with the independent auditors and with the head of the Internal Audit Department to review the Company's accounting practices, internal accounting controls and such other matters as the Audit Committee deems appropriate;

   - regularly report to the Board of Directors its conclusions with respect to the matters that the Audit Committee has considered;

   - review all related party transactions and all potential conflict of interest situations; and

   - review and reassess the adequacy of this Charter annually and submit it to the Board of Directors for approval.

Committee Action

Action to be taken by the Audit Committee in the discharge of its responsibilities shall require approval of at least two of the three member of the committee.

Meetings

Subject to the resolutions of the Board, the Audit Committee shall meet at least one time annually, at such time that the Chairman of the Audit Committee shall designate. The Audit Committee may meet more frequently if communications required under SAS 61 are initiated by the independent auditors, if the Chairman of the Committee deems it to be necessary or advisable or if any applicable rule or regulation requires the Audit Committee to do so.

January 19, 2001
Rofin-Sinar Technologies Inc.
Board of Directors